[LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD LLP]

EXHIBIT (5) & (23)

February 6, 2004

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriter named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated August 5, 1998 (the “Underwriting Agreement”), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), as supplemented by the Terms Agreement dated January 28, 2004 (the “Terms Agreement”) between the Company and MLPF&S (the “Underwriter”), of the Company’s Long Short Notes Linked to the Dow Jones Industrial Average/Nasdaq-100 Long Short Index (the “Composite Index”) due April 6, 2005 (the “Notes”) in an amount equal to $60,000,000 which equals the aggregate original public offering price of the Notes. We have also examined a copy of the Indenture between the Company and JPMorgan Chase Bank as Trustee, dated as of April 1, 1983, as amended (the “Indenture”), and the Company’s Registration Statements on Form S-3 (File Nos. 333-105098 and 333-109802) relating to the Notes (the “Registration Statements”).

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statements and as an exhibit to the Current Report of the Company on Form 8-K dated February 6, 2004. We also consent to the use of our name under the caption “United States Federal Income Taxation” in the prospectus supplement related to the offering of the Securities.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP

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